Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2024

Midlothian, Virginia, April 26, 2024. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the first quarter of 2024. Net income for the first quarter of 2024 was $1,772,000, or $1.19 per fully diluted share, compared to net income for the first quarter of 2023 of $1,540,000, or $1.04 per fully diluted share.

Jay Hendricks, President and CEO, commented, “We are pleased with the Company’s performance during the first quarter in spite of the rising cost of deposits and continued investments in the future.  Higher funding cost squeezed our net interest income in addition to continued weakness in the mortgage environment. We continue to see positive benefits from the repositioning in our investment portfolio in the third quarter last year. The benefit can be seen in our net interest margin (NIM) which only compressed 7 basis points to 3.72% compared to first quarter 2023.”

“The commercial bank grew core loans 2.84% and deposits 2.47% during the first quarter 2024. Excluding brokered deposit balances, deposits were slightly down during the quarter. While we anticipate continued pressure on our funding base, increasing earning asset yields and disciplined management of our deposit mix and cost will support our net interest margin the remainder of the year. Our focus remains on core relationship growth, disciplined management of our funding mix and costs, navigating the weak mortgage environment and remaining vigilant on credit quality.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Pre-tax earnings (loss) by segment
Commercial banking	$2,134	$2,410	$(3,019)	$1,816	$2,267
Mortgage banking	87	(316)	(288)	(303)	(402)
Income (loss) before income tax expense (benefit)	2,221	2,094	(3,307)	1,513	1,865
Commercial banking income tax expense (benefit)	431	468	(693)	338	409
Mortgage banking income tax expense (benefit)	18	(66)	(61)	(64)	(84)
Net income (loss)	$1,772	$1,692	$(2,553)	$1,239	$1,540

Three months ended March 31, 2024 vs. three months ended March 31, 2023.

The Commercial Banking Segment recorded net income of $1,703,000 for Q1 2024 compared to net income of $1,858,000 for Q1 2023.

The following are variances of note for the three months ended March 31, 2024 compared to the three months ended March 31, 2023:

●	Net interest margin (“NIM”) compressed by seven basis points to 3.72% for Q1 2024 compared to 3.79% for Q1 2023. The compression was driven by the following:
o	The cost of interest-bearing liabilities increased by 153 basis points to 2.75% for Q1 2024 compared to 1.22% for Q1 2023. The increase in our cost of interest bearing liabilities continues to be driven by an increase in the rate paid on variable rate debt and market pressures on deposit rates. The rate paid on money market deposit accounts increased 192 basis points to 2.93% for Q1 2024 compared to 1.01% for Q1 2023, and the rate paid on time deposits increased 240 basis points to 3.21% for Q1 2024 compared to 0.81% for Q1 2023. The increase in the rate on time deposits was impacted heavily by the addition of $20.0 million in brokered time deposits at a weighted average rate of 4.89% during Q1 2024. While we expect there will be continued pressure on our funding base, we anticipate the velocity of those increases to slow down during 2024.
o	While the rate paid on interest bearing liabilities increased by 153 basis points for Q1 2024 as compared to Q1 2023, overall cost of funds increased by 103 basis points, 1.78% for Q1 2024 vs. 0.75% for Q1 2023. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remains near 37% of our deposit base.
o	Offsetting the increased cost of funds, our yield on our earning assets increased by 91 basis points, 5.42% for Q1 2024 compared to 4.51% for Q1 2023. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2023 and 2024. We expect to see continued improvement in the yield on earning assets because of higher yielding loan growth combined with the amortization of lower yielding assets.
●	The Commercial Banking Segment recorded a provision for credit losses of $150,000 for Q1 2024 compared to no provision expense for Q1 2023. The provision for credit losses was driven by loan growth during the period and was supported by stable macroeconomic conditions and credit quality remaining strong. While current economic challenges due to higher inflation and the speed at which interest rates have risen remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.
●	The Commercial Banking Segment posted noninterest income of $795,000 for Q1 2024 compared to income of $822,000 for Q1 2023. The decrease in noninterest income was driven by lower service and charge fee income.
●	The Commercial Banking Segment posted noninterest expense of $4,815,000 for Q1 2024 compared to $4,880,000 for Q1 2023. The decrease is primarily the result of a decrease in check fraud compared to prior year.

The Mortgage Banking Segment posted net income of $69,000 for Q1 2024 compared to a net loss of $318,000 for Q1 2023. During Q1 2024, the fair value of forward sales commitments associated with the Mortgage Banking Segments loans held for sale and interest rate lock commitments was adjusted to properly reflect the timing of income recognition in the life cycle of the interest rate lock commitments and loans held for sale, which resulted in a $233,900 increase to net income for the period.

Financial Highlights

	Three Months Ended
Metric	March 31, 2024	March 31, 2023
Consolidated
Return on average equity(1)	10.50%	9.97%
Return on average assets(1)	0.97%	0.86%
Commercial Banking Segment
Return on average equity(1)	10.09%	12.02%
Return on average assets(1)	0.93%	1.04%
Net interest income to average assets	3.44%	3.54%
Provision for credit losses to average assets	0.08%	—%
Noninterest income to average assets	0.43%	0.46%
Noninterest expense to average assets	2.63%	2.73%
Mortgage Banking Segment
Return on average equity(1)	0.41%	(2.06)%
Return on average assets(1)	0.04%	(0.18)%
Net income before tax to average assets	0.05%	(0.23)%
(1)	Annualized.

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the end of periods indicated (in thousands):

Loans Outstanding
Loan Type	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
C&I + Owner occupied commercial real estate	$213,964	$208,793	$204,610	$206,129	$204,605
PPP Loans	65	76	87	229	247
Nonowner occupied commercial real estate	183,786	167,924	164,629	167,958	164,463
Acquisition, development and construction	43,514	47,495	56,260	50,938	49,426
Total commercial loans	441,329	424,288	425,586	425,254	418,741
Consumer/Residential	129,631	128,532	117,014	106,532	96,615
Student	15,782	17,923	18,923	20,285	20,195
Other	4,596	4,265	4,578	4,099	4,267
Total loans	$591,338	$575,008	$566,101	$556,170	$539,818

Core loans, which are total loans, excluding PPP loans, increased by $16,341,000, or 2.84%, from Q4 2023, and increased by $51,702,000 or 9.58%, from Q1 2023.

●	The commercial loan portfolio, excluding PPP loans, increased by $17,052,000, or 4.02%, from Q4 2023 and increased by $22,770,000, or 5.44%, from Q1 2023. Growth in the portfolio was driven by growth in our nonowner occupied commercial real estate portfolio, which was the result of winning new relationship and deepening existing ones, while maintain our disciplined approach to credit risk.
●	The consumer/residential loan portfolio grew by $1,099,000, or 0.86%, from Q4 2023 and increased by $33,016,000, or 34.17%, from Q1 2023. The growth was driven by growth in 1-4 family residential loans, which was primarily in purchase money adjustable-rate mortgages and home equity loans.

Asset quality

Asset quality remains strong, but we remain vigilant in monitoring our portfolio segments for impacts associated with higher rates. The Bank’s period-end asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2023(1)
Allowance for Credit Losses on Loans/Total Loans	0.60%	0.59%	0.59%	0.58%	0.61%	1.11%
Allowance for Credit Losses on Loans/Nonperforming Loans	1272.03%	1176.12%	1120.23%	1139.05%	555.47%	240.89%
Net Charge-offs (recoveries) to Average Loans(2)	(0.01%)	(0.00%)	(0.11%)	(0.00%)	(0.00%)	0.09%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.05%	0.06%	0.06%	0.06%	0.12%	0.46%
Nonperforming Assets/Bank Total Assets	0.04%	0.04%	0.04%	0.04%	0.08%	0.24%
(1) Source - S&P Global data for VA Banks <$1 Billion in assets as of December 31, 2023.
(2) Annualized.

As of March 31, 2024, the Allowance for Credit Losses (“ACL”) was $3.89 million and included an allowance for credit losses on loans of $3.57 million and a reserve for unfunded commitments of

$319,700. As of March 31, 2023, the ACL was $3.53 million and included an allowance for credit losses of $3.27 million and a reserve for unfunded commitments of $254,000.

The Company recorded a provision for credit losses for loans of $136,700 for the three months ended March 31, 2024, which was the result of loan growth as all credit metrics remained strong compared to year-end 2023. Non-performing loans as a percentage of loans decreased from 0.12% at March 31, 2023 to 0.05% at March 31, 2024.

The Company recorded a provision for credit losses for unfunded commitments of $13,300 for the three months ended March 31, 2024, which was driven by an increase in the total commitments outstanding at March 31, 2024.

The allowance for credit losses on loans to total loans ratio at the Company is 0.60% compared to the peer average of 1.11%, management considers this level of allowance sufficient and appropriate based on the current asset quality and assessment of the Company’s loan portfolio.

Deposits

The following table provides the composition of our deposits at the end of the periods indicated (in thousands):

Deposits Outstanding
Deposit Type	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Noninterest-bearing demand	$230,118	$247,624	$243,390	$249,059	$254,039
Interest checking	78,739	76,289	81,779	88,330	80,265
Money market	207,640	195,249	210,439	196,603	186,096
Savings	35,238	39,633	42,367	44,378	51,015
Time deposits	68,534	46,550	48,799	50,012	46,601
Total deposits	$620,269	$605,345	$626,774	$628,382	$618,016

Total deposits increased by $14,924,000, or 2.47%, from Q4 2023, and increased by $2,253,000, or 0.36%, from Q1 2023. Variances of note are as follows:

●	Noninterest bearing demand account balances decreased $17,506,000 from Q4 2023 and $23,921,000 from Q1 2023 and represented 37.10% of total deposits compared to 40.91% as of Q4 2023 and 41.11% as of Q1 2023. The decrease in noninterest bearing demand deposits from the prior periods was driven by a combination of consumers and businesses drawing down balances due to higher costs associated with continued pressure from inflation and some migration to higher yielding products.

●	Low-cost relationship deposits (i.e., interest checking, money market, and savings) balances increased $10,446,000, or 3.36%, from Q4 2023 and increased $4,241,000, or 1.34%, from Q1 2023. The increase in low-cost relationship deposits from the prior periods was the result of seasonal relationship growth as well as some deposits moving from non-interest bearing to interest bearing.

●	Time deposits increased by $21,984,000, or 47.23%, from Q4 2023 and increased by $21,933,000, or 47.07%, from Q1 2023. The increase was the result of the Commercial Bank Segment issuing $20.0 million in brokered time deposits, at a weighted average rate of 4.89%, during the quarter to supplement the noninterest-bearing reduction.

Capital

Shareholders’ equity at March 31, 2024 was $68,358,000 compared to $63,881,000 at March 31, 2023, which resulted in a tangible common equity ratio of 9.15% and 8.69%, as of March 31, 2024 and March 31, 2023, respectively. The $4,477,000 increase in shareholders’ equity during the twelve months ended March 31, 2024, was primarily due to the recognition of net income of $2,150,000, from March 31, 2023 to March 31, 2024, and the $3,002,000 decrease in accumulated other comprehensive loss. The decrease in accumulated other comprehensive loss was primarily attributed to the impact of the balance sheet repositioning that occurred during Q3 2023 which resulted in a pre-tax loss of approximately $4,986,000. The impact of the balance sheet repositioning was partially offset by the increase in rates from March 31, 2023 to March 31, 2024 and the impact it had on the valuation of the securities portfolio.

The Bank continues to maintain a strong, well-capitalized position. The following table presents the regulatory capital ratios for the Bank at the end of the periods indicated:

Bank Regulatory Capital Ratios
Ratios	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Common equity tier 1	13.51%	13.86%	13.58%	14.36%	14.52%
Tier 1	13.51%	13.86%	13.58%	14.36%	14.52%
Total capital	14.13%	14.49%	14.19%	14.96%	15.14%
Tier 1 leverage	11.36%	11.14%	10.74%	11.18%	11.27%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for credit losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	changes in assumptions underlying the establishment of allowances for credit losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the ability to maintain adequate liquidity by retaining deposit customers and secondary funding sources, especially if the Company’s or banking industry’s reputation becomes damaged;
●	the effects of future economic, business and market conditions;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;

●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions with which we do business;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
●	governmental monetary and fiscal policies;
●	geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	March 31	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
	(Unaudited)	*	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$746,872	$736,616	$727,504	$754,655	$734,797
Investment securities	82,784	105,585	104,046	132,235	135,953
Loans held for sale	7,019	4,983	5,425	6,887	1,852
Loans, net	592,088	575,811	566,802	556,916	540,465
Allowance for credit losses	(3,574)	(3,423)	(3,353)	(3,256)	(3,272)
Deposits	620,269	605,345	626,774	628,382	618,016
Borrowings	54,464	59,464	34,464	59,464	49,464
Shareholders' equity	68,358	67,556	63,685	64,014	63,881
Book value per share	$45.72	$45.25	$42.89	$43.08	$42.99
Total shares outstanding	1,495,251	1,492,879	1,484,837	1,485,813	1,485,813

Asset Quality Ratios
Allowance for credit losses on loans to:
Loans, net of deferred fees and costs	0.60%	0.59%	0.59%	0.58%	0.61%
Nonperforming loans	1272.03%	1176.12%	1120.23%	1139.05%	555.47%
Net charge-offs (recoveries) to average loans(1)	(0.01%)	0.00%	(0.11%)	0.00%	0.00%
Nonperforming assets to total assets	0.04%	0.04%	0.04%	0.04%	0.08%

Bank Capital Ratios
Common equity tier 1	13.51%	13.86%	13.58%	14.36%	14.52%
Tier 1	13.51%	13.86%	13.58%	14.36%	14.52%
Total capital	14.13%	14.49%	14.19%	14.96%	15.14%
Tier 1 leverage	11.36%	11.14%	10.74%	11.18%	11.27%

	Three Months Ended
	March 31	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$9,335	$9,130	$8,462	$8,099	$7,583
Interest expense	2,939	2,445	2,348	1,975	1,218
Net interest income before
provision for credit losses	6,396	6,685	6,114	6,124	6,365
Provision for credit losses	150	50	—	—	—
Noninterest income (loss)	1,604	1,156	(3,669)	1,221	1,256
Noninterest expense	5,629	5,697	5,752	5,832	5,756
Income (loss) before income tax expense (benefit)	2,221	2,094	(3,307)	1,513	1,865
Income tax expense (benefit)	449	402	(754)	274	325
Net income (loss)	$1,772	$1,692	$(2,553)	$1,239	$1,540
Earnings (loss) per share
Basic	$1.19	$1.14	$(1.72)	$0.83	$1.04
Diluted	$1.19	$1.14	$(1.72)	$0.83	$1.04

Performance Ratios
Return on average assets(1)	0.97%	0.91%	(1.36)%	0.67%	0.86%
Return on average equity(1)	10.50%	10.45%	(15.82)%	7.70%	9.97%
Net interest margin(1)	3.72%	3.83%	3.46%	3.53%	3.79%

* Derived from audited consolidated financial statements.
(1) Annualized.